Exhibit 15




June 2, 2000

The Hain Celestial Group, Inc.
50 Charles Lindbergh Boulevard
Uniondale, New York  11553

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Celestial Seasonings, Inc. and subsidiaries for the periods ended December 31, 1999 and 1998 as indicated in our report dated January 12, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 1999 is being used in this Post-Effective Amendment No. 1 to Registration Statement No. 333-33830 to Form S-4 on Form S-8 of The Hain Celestial Group, Inc.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,


/s/ Deloitte & Touche LLP